AT&T Reports Fourth-Quarter and Full-Year Results

Full-Year Consolidated Results:
Diluted EPS of $1.89 as reported compared to $2.85 in the prior year
Adjusted EPS of $3.57 compared to $3.52 in the prior year, up 1.4%
Record cash from operations of $48.7 billion, up nearly 12%
Capital expenditures of $19.6 billion
Consolidated revenues of $181.2 billion
Achieved or Overachieved All 2019 Goals
●	Debt: Reduced net debt by $20.3 billion and achieved ~2.5x net-debt-to-adjusted EBITDA range[1]
●	Portfolio Review: ~$18 billion of net asset monetization vs. goal of $6-8 billion
●	Record free cash flow: $29.0 billion vs. original goal of $26 billion range, up 30% for year
●	Wireless network leadership: Nation’s best and fastest network[2]
●	Wireless service revenue growth: Achieved ~2% growth
●	Entertainment Group EBITDA: Achieved stable EBITDA versus prior year
●	Merger synergies: Achieved goal of $700 million in run-rate synergies, HBO Max launch set
●	Dividend payout ratio[3]: 51% vs. goal in high 50’s% range
●	Gross capital investment[4]: $23.7 billion, achieved goal of $23 billion range

Fourth-Quarter Consolidated Results
●	Diluted EPS of $0.33 as reported compared to $0.66 in the year-ago quarter
●	Adjusted EPS of $0.89 compared to $0.86 in the year-ago quarter, up 3.5%
●	Cash from operations of $11.9 billion
●	Capital expenditures of $3.8 billion
●	Free cash flow of $8.2 billion; dividend payout ratio 46%
●	Consolidated revenues of $46.8 billion; $48.0 billion excluding HBO Max investment

Note: AT&T's fourth-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, January 29, 2020. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, January 29, 2020 — AT&T Inc. (NYSE:T) reported that for the full-year, the company met or exceeded its 2019 guidance and delivered record operating and free cash flow. Solid operating results in the fourth quarter included strong operating and free cash flow and adjusted earnings growth.

“We delivered what we promised in 2019 and we begin this year with strong momentum in wireless, with HBO Max set to launch in May and our share retirement plan well underway,” said Randall Stephenson, AT&T chairman and CEO. “Our 2020 outlook positions us to deliver meaningful progress on our 3-year financial and capital allocation plans as we continue to invest in growth opportunities and create value for our owners, as we did last year.”

Fourth-Quarter Highlights
Communications
●	Mobility:
o	Service revenues up 1.8% in 4Q and 1.9% for full year; total wireless revenues (including equipment) up 0.8% in 4Q and for full year
o	Operating income up 1.5% with EBITDA up 0.8%
o	229,000 postpaid phone net adds; nearly 1 million total phone net adds for full year (483,000 postpaid, 506,000 prepaid)
o	FirstNet coverage more than 75% completed
●	Entertainment Group:
o	Full-year EBITDA stable versus prior year
o	Solid video and broadband ARPU gains
o	Video subs impacted by focus on long-term value customer base:
◾	19.5 million premium TV subscribers – 945,000 net loss
◾	AT&T TV NOW subscribers – 219,000 net loss
o	191,000 AT&T Fiber net adds; IP broadband revenue growth of 2.7%
●	Business Wireline:
o	Sequential revenue growth of $86 million; down 1.7% in 4Q

WarnerMedia
●	Foregone content licensing revenue in preparation for HBO Max launch impacted revenues and operating income
●	Turner revenues up 1.6% with subscription revenue gains
●	Home Box Office revenues up 1.9% with gains in digital subscribers
●	6 Golden Globe® awards, the most of any media company; 12 Academy Award® nominations

Latin America
●	Mexico operating loss improves by nearly $200 million; EBITDA positive for the first time since acquisitions

Consolidated Financial Results
AT&T's consolidated revenues for the fourth quarter totaled $46.8 billion (~$48.0 billion excluding HBO Max investment) versus $48.0 billion in the year-ago quarter. Growth in domestic wireless services and strategic and managed business services revenues partially offset declines in revenues from domestic video, legacy wireline services and WarnerMedia. Without the impact of foreign exchange pressures and HBO Max investments in the form of foregone WarnerMedia content licensing revenues, consolidated revenues would have increased in both the fourth quarter and the full year.

Operating expenses were $41.5 billion versus $41.8 billion in the year-ago quarter, down 0.8% due to lower Entertainment Group costs, lower intangible asset amortization and cost efficiencies, partially offset by the write-off of certain copper facilities.

Operating income was $5.3 billion versus $6.2 billion in the year-ago quarter, due to a $1.3 billion write-off of certain copper facilities, with operating income margin of 11.4% versus 12.8%.  When adjusting for amortization, merger- and integration-related expenses, write-off of certain copper facilities and other items, operating income was $9.2 billion versus $9.4 billion in the year-ago quarter, and operating income margin was 19.6%, the same as the year-ago quarter.

Fourth-quarter net income attributable to common stock was $2.4 billion, or $0.33 per diluted common share, versus $4.9 billion, or $0.66 per diluted common share, in the year-ago quarter. Adjusting for $0.56, which includes merger-amortization costs, the write-off of certain copper facilities, a non-cash actuarial loss on benefit plans, merger- and integration-related expenses and other items, earnings per diluted common share was $0.89 compared to an adjusted $0.86 in the year-ago quarter.

Cash from operating activities was $11.9 billion, and capital expenditures were $3.8 billion. Capital investment – which consists of capital expenditures plus cash payments for vendor financing – totaled $4.2 billion, which includes about $450 million of cash payments for vendor financing and $900 million of FirstNet reimbursements. Free cash flow – cash from operating activities minus capital expenditures – was $8.2 billion for the quarter.

The company completed or announced about $9 billion in non-core asset monetizations in the fourth quarter. For the full year, the company closed about $18 billion of net asset monetizations, including working capital initiatives. Net debt was reduced by $7.6 billion in the quarter and reduced by $20.3 billion for the full year. Net-debt-to-adjusted EBITDA at the end of the fourth quarter was about 2.5x.

In addition to its investments to further improve and expand operations, AT&T continues to use its cash to return substantial value to shareholders through dividends and share retirements. In the fourth quarter, dividends paid totaled $3.7 billion. During the fourth quarter, AT&T began retiring shares under its outstanding share repurchase authorization. In the quarter, the company repurchased 51 million of its common shares for $2.0 billion.

Full-Year Results
For full-year 2019 when compared with 2018 results, AT&T's consolidated revenues totaled $181.2 billion versus $170.8 billion. The increase in revenues from a full year of Time Warner (which includes lower Warner Bros. theatrical revenues in second half of 2019) and growth in domestic wireless services, strategic and managed services and IP broadband revenues, were partially offset by declines in revenues from legacy wireline services and video.  Operating expenses were $153.2 billion compared with $144.7 billion, primarily due to a full year of Time Warner (which includes lower Warner Bros. second-half 2019 costs) and the write-off of certain copper facilities, partially offset by lower Entertainment Group costs, lower domestic wireless equipment costs, lower intangible asset amortization, and cost efficiencies.
Versus results from 2018, operating income was $28.0 billion, up 7.1% primarily due to a full year of Time Warner in 2019, partially offset by the write-off of certain copper facilities; and operating income margin was 15.4% versus 15.3%. With adjustments for both years, operating income was $38.6 billion versus $35.2 billion in 2018, and operating income margin was 21.3% versus 20.6%.

2019 net income attributable to common stock was $13.9 billion, or $1.89 per diluted common share, versus $19.4 billion, or $2.85 per diluted common share in 2018. With adjustments for both years, earnings per diluted common share was $3.57 compared to $3.52 in 2018.

AT&T's full-year cash from operating activities was $48.7 billion versus $43.6 billion in 2018. Gross capital investment – which includes capital expenditures, cash payments for vendor financing and FirstNet spending – was $23.7 billion. Capital investment – which consists of capital expenditures plus cash payments for vendor financing – totaled $22.7 billion, which includes $3 billion of cash payments for vendor financing. Full-year free cash flow was $29.0 billion compared to $22.4 billion in 2018, up 30%. The company’s free cash flow dividend payout ratio for the full year was 51%.3

2020 Outlook5

AT&T reaffirms 2020 guidance:
●	Revenue growth: of 1% to 2%;
●	Adjusted EPS growth: $3.60 to $3.70, including HBO Max investment;
●	Adjusted EBITDA margin[7]: Stable with 2019;
●	Free cash flow in $28 billion range;
●	Dividend payout ratio: In low ‘50s% range[3];
●	Gross capital investment: In $20 billion range[4];
●	Monetization of assets: net $5 billion to $10 billion

3-Year Financial Guidance and Capital Allocation Plan
●	Adjusted EPS growth[5]: $4.50 to $4.80 by 2022; includes HBO Max investment
●	Revenue growth every year: 1% to 2% three-year CAGR[6]
●	Adjusted EBITDA[7] margin expansion: By 2022, 200 bps higher than 2019 levels; targeting 35% margins in 2022
●	Free cash flow: $30 billion - $32 billion in 2022
●	Dividend growth: Continued modest annual increases; dividends as % of free cash flow – less than 50% range[3] in 2022
●	Capital allocation: 50% - 70% of free cash flow post-dividends for retiring ~70% of shares issued for Time Warner deal
●	Debt: Pay off 100% of acquisition debt from Time Warner deal; net-debt-to-adjusted EBITDA[1] ratio of 2.0x to 2.25x in 2022
●	No major acquisitions

5Adjustments to 2020 and 2022 EPS include merger-related amortization for the three-year period in the range of $17.0 billion ($6.5 billion range for 2020), a non-cash mark-to-market benefit plan gain/loss, merger integration and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item.  Our 2022 EPS estimate assumes share retirements of approximately 40 cents, new cost-reduction initiatives and EBITDA growth in our Mexico operations of a combined 25 cents, WarnerMedia synergies of approximately 20 cents and organic growth opportunities, that we expect to be partially offset by dilution from HBO Max. Our EPS, adjusted EBITDA and free cash flow estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between our non-GAAP metrics and the reported GAAP metrics without unreasonable effort.

1Net Debt to adjusted EBITDA ratios are non-GAAP financial measures that are frequently used by investors and credit rating agencies to provide relevant and useful information. Our Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by the sum of the most recent four quarters Adjusted EBITDA.
2 America’s Best Network based on GWS OneScore Sept. 2019; Nation’s fastest network based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q4 2019. Ookla trademarks used under license and reprinted with permission.
3Free cash flow dividend payout ratio is common share dividends divided by free cash flow
4Gross capital investment includes capital expenditures and cash payments for vendor financing and excludes expected FirstNet reimbursements; in 2019, gross capital investment included $1.0 billion of FirstNet reimbursements; in 2020, vendor financing is expected to be about $3 billion range and FirstNet reimbursements are expected to be about $1 billion
6Compound annual growth rate
7EBITDA margin is operating income before depreciation and amortization, divided by total revenues

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands including: HBO, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim, Turner Classic Movies and others. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves nearly 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2020 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.
For more information, contact:
Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: erin.mcgrath@att.com